Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

ZEV VENTURES INCORPORATED,

ZEV MERGER SUB, INC.,

AND

ONDAS NETWORKS INC.

Dated as of September 28, 2018

table of contents

ARTICLE 1
THE MERGER

1.1	The Merger	2
1.2	Closing; Effective Time	2
1.3	Effect of the Merger	3
1.4	Certificate of Incorporation; Bylaws	3
1.5	Directors and Officers of the Surviving Corporation and Parent	3
1.6	Exchange of Company Securities	3
1.7	Dissenting Shares	5
1.8	Exchange of Certificates	5
1.9	Company Stock Transfer Books	6
1.10	No Further Rights	6
1.11	Tax Consequences	6
1.12	Additional Actions	7

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1	Organization and Qualification	7
2.2	Capital Structure	7
2.3	Authority; Non-Contravention; Approvals	8
2.4	Company Financial Statements; No Undisclosed Liabilities	9
2.5	Absence of Certain Changes or Events	9
2.6	Taxes	9
2.7	Intellectual Property	11
2.8	Compliance with Legal Requirements	11
2.9	Legal Proceedings	11
2.10	Brokers’ and Finders’ Fees	11
2.11	Employee Benefit Plans	11
2.12	Title to Assets; Condition of Equipment	12
2.13	Environmental Matters	12
2.14	Labor Matters	12
2.15	Company Contracts	12
2.16	Insurance	13
2.17	Exclusivity of Representations and Warranties; Reliance	13

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization and Qualification	13
3.2	Capital Structure	14
3.3	Authority; Non-Contravention; Approvals	14
3.4	Anti-Takeover Statutes Not Applicable	15

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3.5	SEC Filings; Parent Financial Statements; No Undisclosed Liabilities	16
3.6	Taxes	17
3.7	Intellectual Property	18
3.8	Compliance with Legal Requirements	19
3.9	Legal Proceedings; Orders	19
3.10	Brokers’ and Finders’ Fees	19
3.11	Employee Benefit Plans	19
3.12	Labor Matters	20
3.13	Real Property	20
3.14	Parent Contracts	20
3.15	Insurance	21
3.16	Interested Party Transactions	21
3.17	Disclosure	21
3.18	Exchange Act Matters; Emerging Growth Company	21
3.19	No Prior Merger Sub Operations	21
3.20	Exclusivity of Representations and Warranties; Reliance	21

ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Conduct of Company Business	22
4.2	Conduct of Parent Business	23

ARTICLE 5
ADDITIONAL AGREEMENTS

5.1	Information Letter	24
5.2	[Reserved]	24
5.3	Access to Information; Confidentiality	24
5.4	Regulatory Approvals and Related Matters	25
5.5	Director Indemnification and Insurance	25
5.6	Notification of Certain Matters	26
5.7	Public Announcements	26
5.8	Conveyance Taxes	26
5.9	Exclusive Dealings	26
5.10	Company and Parent Disclosure Schedules	26
5.11	Tax Matters	27
5.12	Expenses	27

ARTICLE 6
CONDITIONS TO THE MERGER

6.1	Conditions to Obligation of Each Party to Effect the Merger	27
6.2	Additional Conditions to Obligations of Parent	27
6.3	Additional Conditions to Obligations of Company	28

ARTICLE 7
TERMINATION

7.1	Termination	29
7.2	Effect of Termination	29

ARTICLE 8
GENERAL PROVISIONS

8.1	Notices	30
8.2	Amendment	30
8.3	Headings	30
8.4	Severability	31
8.5	Entire Agreement	31
8.6	Successors and Assigns	31
8.7	Parties in Interest	31
8.8	Waiver	31
8.9	Remedies Cumulative; Specific Performance	31
8.10	Governing Law; Venue; Waiver of Jury Trial	32
8.11	Nonsurvival of Representations and Warranties	32
8.12	Counterparts and Exchanges by Electronic Transmission or Facsimile	32
8.13	Cooperation	32
8.14	Construction	32

EXHIBIT SCHEDULE

Exhibit A	Certain Definitions

Exhibit B-1	Parent Stockholders’ Written Consent, Parent Board Consent

Exhibit B-2	Merger Sub Stockholder Written Consent, Merger Sub Board Consent

Exhibit B-3	Company Stockholders’ Written Consent, Company Board Consent

Exhibit C	Common Stock Repurchase Agreement

Exhibit D-1	Line of Credit – Loan and Security Agreement

Exhibit D-2	Line of Credit - Secured Term Promissory Note

Exhibit D-3	Line of Credit – Advance Request

Exhibit E	Certificate of Merger

Exhibit F	Lock Up Agreement

Exhibit G	Amended and Restated Articles of Parent

SCHEDULES

Company Disclosure Schedules

Parent Disclosure Schedules

EXHIBIT A

CERTAIN DEFINITIONS

Certain capitalized terms used in this Agreement are defined in this Exhibit A.

Acquiring Companies mean Parent and Merger Sub.

Acquisition Proposal means, other than the transactions contemplated by this Agreement, any third party offer or proposal relating to any acquisition or purchase, direct or indirect, whether by way of asset purchase, equity purchase, merger, consolidation, share exchange, business combination or otherwise, of a material portion of the assets of Parent or Company, respectively, or any equity interest in Parent or Company, respectively, or any other transaction the consummation of which would reasonably be expected to frustrate the purposes of, impede, prevent or materially delay the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

Agreement means the Agreement and Plan of Merger and Reorganization.

Business Day means a day other than a Saturday, Sunday or other day on which banks located in Boston, Massachusetts are authorized or required by applicable Legal Requirements to close.

Certificate of Merger means the filing which upon its execution on the Closing Date will cause the Merger to be consummated, and which will be filed with the Secretary of State of the State of Delaware.

Closing means the consummation of the Merger.

Closing Date means the date on which the Closing actually takes place.

Code means Section 368(a) of the Internal Revenue Code of 1986, as amended.

Company means Ondas Networks Inc., a Delaware corporation.

Company Balance Sheet means the balance sheet of Company as of June 30, 2018.

Company Board Consent means the written consent of the board of directors of Company to approve the Agreement, the Merger, and the other actions contemplated by the Agreement.

Company Capital Stock means the Company Common Stock and the Company Preferred Stock.

Company Common Stock means shares of common stock of Ondas Networks Inc., $0.00001 par value per share.

Company Contract means a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K if the Company were the registrant thereunder).

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EXHIBIT A

Company Disclosure Schedule means the disclosure schedule that has been delivered by Company to Parent immediately prior to the date of this Agreement.

Company Financials means the Company’s (i) audited financial statements for the years ended December 31, 2016 and 2017 and (ii) unaudited financial statements for the six-month period ended June 30, 2018 (collectively, the Company Financials).

Company IP Rights mean all IP Rights owned solely or co-owned by Company or in which Company has any right, title or interest and which are used by Company in the ordinary course of its business.

Company Material Adverse Effect means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition or results of operations of Company taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: effects resulting from (i) conditions generally affecting the industries in which Company participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Company taken as a whole; (ii) any failure by Company to meet internal projections (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Company to consummate the transactions contemplated hereby.

Company Permits means all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are material and necessary to the operation of the business of Company.

Company Preferred Stock means shares of preferred stock of Ondas Networks Inc., $0.00001 par value per share.

Company Requisite Vote means a majority in voting power of the outstanding shares of Company Capital Stock outstanding on the applicable record date.

Company Stock Certificate means a valid paper stock certificate representing shares of Company Common Stock or non-certificated shares of Company Common Stock represented by deposits made into a book-entry account maintained by the Company in the name of Company Stockholder.

Common Stock Repurchase Agreement means that certain agreement between Parent and Energy Capital, LLC under which Parent will repurchase 32,600,000 of Energy Capital, LLC’s shares of Parent Common Stock, immediately following the Effective Time.

Company Stockholders mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

EXHIBIT A

Company Stockholders’ Written Consent means the written consent of Company Stockholders representing shares of Company Capital Stock sufficient to adopt the Agreement, and approve the Merger and all other transactions contemplated in the Agreement.

Consent means any approval, consent, ratification, permission, waiver or authorization.

Contract means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Copyrights mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

Delaware Law or DGCL means the General Corporation Law of the State of Delaware.

Dissenting Shares means any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a Company Stockholder who has not voted such shares in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with DGCL and has not effectively withdrawn or forfeited such demand for appraisal.

Effective Time means when the Merger becomes effective which is upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Encumbrance means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, equitable interest, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement or other similar restriction.

Entity means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society or other enterprise, association, organization or entity.

Environmental Law means any applicable Legal Requirement relating to the environment, natural resources or human health or safety, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; and the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Exchange Agent means Parent’s transfer agent, Globex Transfer, LLC.

Exchange Ratio means 1 to 3.823; or 1 share of Company Common Stock to be exchanged for 3.823 shares of Parent Common Stock.

EXHIBIT A

Exchange Shares means the resulting shares after each share of Company Common Stock is exchanged for such number of shares of Parent Common Stock as is equal to the Exchange Ratio, subject to other conditions set forth in the Agreement.

GAAP means the United States generally accepted accounting principles.

Governmental Body or Entity means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Insurance Policies means any insurance policies including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability automobile insurance policies, and bond and surety arrangements.

IP Rights mean any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

Knowledge of Company, and all variations thereof, will mean the actual knowledge of Stewart Kantor and Guy Simpson, after reasonable inquiry.

Knowledge of Parent, and all variations thereof, will mean the actual knowledge of Eric Brock and Back Office Consultants Inc., after reasonable inquiry.

Legal Proceeding means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or formal investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirements mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Line of Credit means the $10,000,000 credit line from Energy Capital, LLC to Parent to be executed at the Effective Time which documents consists of a Loan and Security Agreement, Secured Term Promissory Note and Advance Request.

Merger means the merging of the Merger Sub with and into Company with Company remaining as the Surviving Entity.

Merger Sub means Zev Merger Sub, Inc., a Delaware corporation, and wholly owned subsidiary of Parent.

EXHIBIT A

Merger Sub Board Consent means the written consent of the board of directors of Merger Sub to adopt the Agreement, and approve the Merger and all other transactions contemplated in the Agreement.

Merger Sub Common Stock means the Common Stock, $0.01 par value per share, of Merger Sub.

Merger Sub Shareholder Written Consent means the written consent of Parent, as sole shareholder of Merger Sub, to adopt the Agreement, and approve the Merger and all other transactions contemplated in the Agreement.

Nevada Law means the Nevada Revised Statutes.

Order means any order, writ, injunction, judgment or decree of a Governmental Body.

Parent means Zev Ventures Incorporated, a Nevada corporation.

Parent Board Consent means the written consent of the board of directors of Parent to adopt the Agreement, and approve the Merger and all other transactions contemplated in the Agreement.

Parent Common Stock means shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share.

Parent Disclosure Schedule means the disclosure schedule that has been delivered by Parent to Company immediately prior to the date of this Agreement.

Parent Financials means the financial statements, including any related notes, contained or incorporated by reference in the Parent SEC Documents.

Parent IP Rights mean all IP Rights owned solely or co-owned by Parent, or in which Parent has any right, title or interest.

Parent Material Adverse Effect means any effect, change, event or circumstance that has a material adverse effect on: (a) the business, financial condition or results of operations of Parent taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: effects resulting from (i) conditions generally affecting the industries in which Parent participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Parent taken as a whole; (ii) any failure by Parent to meet internal projections (it being understood, however, that any effect causing or contributing to such failures to meet projections or predictions may constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (b) the ability of Parent to consummate the transactions contemplated hereby.

Parent Permits means all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities which are necessary to the operation of the business of Parent.

EXHIBIT A

Parent Requisite Vote means the affirmative vote of the Parent Stockholders holding a majority of the voting power of the outstanding shares of Parent Common Stock on the applicable record date necessary to adopt or approve the matters set forth in the Parent Written Consent.

Parent Stockholders means the holders of Parent Common Stock issued and outstanding immediately prior to the Effective Time.

Parent Stockholders’ Written Consent means the written consent of the Parent Stockholders holding the majority of outstanding shares of Parent Common Stock needed to approve the Merger and the other transactions contemplated by the Agreement, including without limitation, amending and restating the Parent’s articles of incorporation, adopting an incentive stock plan and changing the name of Parent to Ondas Holdings Inc.

Party means Parent, Merger Sub and Company and Parties refers to Parent, Merger Sub and Company collectively.

Patent Rights mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

Person means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act). A Party’s Representatives include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or other representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

Pre-Closing Period means the period from the date of the Agreement until the earlier of the termination of the Agreement pursuant to its terms or the Effective Date.

SEC means the Securities and Exchange Commission.

SEC Documents mean each report, registration statement, and other documents filed by Parent with the SEC since June 26, 2015, including all amendments thereto, if any.

Securities Act means the Securities Act of 1933, as amended.

Subsidiary- An Entity will be deemed to be a Subsidiary of another Entity directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Entity to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Surviving Corporation means Company after the Merger.

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EXHIBIT A

Tax and Taxes mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Trade Secrets mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

Trademark Rights mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 28, 2018, by and among ZEV VENTURES INCORPORATED, a Nevada corporation (“Parent”), ZEV MERGER SUB, INC., a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and ONDAS NETWORKS INC., a Delaware corporation (“Company”).

Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto.

RECITALS

A.            This Agreement contemplates a Merger whereby the Company Stockholders will receive Parent Common Stock in exchange for their Company Common Stock and Company will become a wholly owned Subsidiary of Parent.

B.            The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of the Code, and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

C.            Pursuant to the terms and conditions of this Agreement, the Company Stockholders immediately prior to the Effective Time will own approximately 50.46% of the Parent Common Stock outstanding immediately following the Effective Time, and the Parent Stockholders immediately prior to the Effective Time will own approximately 49.54% of the Parent Common Stock outstanding immediately following the Effective Time.

D.            The board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and Parent stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement, the change of control of Parent, and the other actions contemplated by this Agreement and has deemed this Agreement and such transactions advisable as reflected in the Parent Board Consent, and (iii) has determined to recommend that the Parent Stockholders vote to approve the Merger and the other transactions (including the issuance of Parent Common Stock) contemplated hereby.

E.            The board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement, and has deemed this Agreement and such transactions advisable as reflected in the Merger Sub Board Consent, and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

F.            The board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and Company Stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and has deemed this Agreement and such transactions advisable as reflected in the Company Board Consent, and (iii) has determined to recommend that the Company Stockholders vote to approve this Agreement, the Merger and the other transactions contemplated hereby.

G.            Promptly following the execution and delivery of this Agreement and on the date hereof, Parent will deliver to Company the Parent Stockholders’ Written Consent representing a majority of shares of Parent Common Stock, and Parent Board Consent approving the items outlined in item D hereinabove, both in the forms of Exhibit B-1 attached hereto.

H.            Promptly following the execution and delivery of this Agreement and on the date hereof, Merger Sub will deliver to Company the Merger Sub Stockholder Written Consent representing Parent as sole stockholder of Merger Sub, and Merger Sub Board Consent approving the items outlined in item E hereinabove, both in the forms of Exhibit B-2 attached hereto.

I.             Promptly following the execution and delivery of this Agreement and on the date hereof, Company will deliver to Parent the Company Stockholders’ Written Consent representing Company Stockholders owning a majority of the issued and outstanding shares of Company Common Stock, and the Company Board Consent approving the items outlined in item F hereinabove, both in the forms of Exhibit B-3 attached hereto.

J.             As a condition to the willingness of, and an inducement to Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Energy Capital, LLC, a Florida limited liability company that owns approximately 76% of the issued and outstanding shares of Parent Common Stock, agrees to enter into a Common Stock Repurchase Agreement, in the form of Exhibit C attached hereto, pursuant to which Parent will repurchase 32,600,000 shares of Parent Common Stock from Energy Capital, LLC at a purchase price of $0.0001 per share, immediately following the Effective Time.

K.       As a further condition to the willingness of, and an inducement to Company to enter into this Agreement, at the Effective Time, Energy Capital, LLC and Parent will enter into a Line of Credit, in the form of Exhibits D-1, D-2 and D-3 attached hereto, pursuant to which, Energy Capital, LLC will provide debt financing of up to $10 Million to Parent, subject to the terms and conditions stated therein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE MERGER

1.1          The Merger. Subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub will be merged with and into Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the Surviving Corporation.

1.2          Closing; Effective Time. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Section 7.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Article 6 of this Agreement, the Closing will be deemed to take place at the offices of Company at 1:00 p.m. ET no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as Parent and Company may mutually agree in writing. On the Closing Date, the Merger will be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of DGCL in substantially the form of Exhibit E attached hereto, together with any required related certificates. The Merger will become effective at the Effective Time.

1.3          Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub will vest in the Surviving Corporation; all debts, liabilities, obligations and duties of Company and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Corporation; and the Surviving Corporation will be the wholly owned Subsidiary of Parent.

1.4          Certificate of Incorporation; Bylaws. Unless otherwise determined by Parent and Company:

(a)          the certificate of incorporation of Company will be the certificate of incorporation of the Surviving Corporation; and

(b)          the bylaws of Company will be the bylaws of the Surviving Corporation;

(c)          the articles of incorporation of Parent will be amended and restated at the Effective Time to, among other things, (i) change the name of the corporation to Ondas Holdings Inc., (ii) increase the corporation’s authorized capital to 360,000,000 shares, $0.001 par value per share, consisting of 350,000,000 shares of common stock and 10,000,000 shares of preferred stock, all in substantially the form of Exhibit G attached hereto, which Amended and Restated Articles of Incorporation of Parent shall be the articles of incorporation of Parent thereafter until further amended as permitted by law.

1.5          Directors and Officers of the Surviving Corporation and Parent. Unless otherwise determined by Parent and Company, each Party will take action such that:

(a)          the board of directors of the Surviving Corporation immediately after the Effective Time will consist of Eric Brock (Chair) and Stewart Kantor, until such time as their respective successors are duly elected or appointed;

(b)          the officers of the Surviving Corporation immediately after the Effective Time will consist of Eric Brock (Chief Executive Officer) and Stewart Kantor (President, Chief Financial Officer, Treasurer, Secretary), until such time as their respective successors are duly elected or appointed;

(c)          the board of directors of Parent immediately after the Effective Time will consist of Eric Brock (Chair), Stewart Kantor, Derek Reisfield, Richard Cohen, and Richard Silverman, until such time as their respective successors are duly elected or appointed; and

(d)          the officers of Parent immediately after the Effective Time will consist of Eric Brock (Chief Executive Officer) and Stewart Kantor (President, Chief Financial Officer, Treasurer, Secretary), until such time as their respective successors are duly elected or appointed.

1.6          Exchange of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any Company Stockholder or any other Person:

(a)          Exchange of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time, will be exchanged, subject to Sections 1.6(e), 1.6(f), 1.7 and 1.8, for Exchange Shares.

(b)          Merger Sub Common Stock. Each share of Merger Sub Common Stock then outstanding will be converted into one share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub Common Stock will, as of the Effective Time, evidence ownership of such share of Common Stock of the Surviving Corporation.

(c)          Cancellation. Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d)          Allocation Spreadsheet. Prior to the Effective Time, Company will prepare and deliver to Parent a list of Company Stockholders and the number of shares of Company Common Stock held by each Company Stockholder as of immediately prior to the Effective Time, and the number of shares of Parent Common Stock to be exchanged therefor.

(e)          Adjustments to Exchange Ratio. The Exchange Ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(f)           Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. All fractional share amounts shall be rounded down to the nearest whole share based on the total number of shares of Parent Common Stock to be issued to the applicable Company Stockholder. Company Stockholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Parent with respect to any such fraction of a share that would have otherwise been issued to such Company Stockholder.

(g)          Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(h)          Legends on Parent Common Stock Certificates. The certificates representing shares of Parent Common Stock issuable in the Merger hereunder, or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

An additional restrictive legend as outlined in the Lock Up Agreement entered into between the Company Stockholder and Parent will also be placed on the Parent Common Stock issuable in the Merger hereunder as follows:

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK UP AGREEMENT DATED SEPTEMBER [ ], 2018, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK UP AGREEMENT.

1.7          Dissenting Shares. Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Exchange Shares unless such Common Stockholder fails to perfect or withdraws or otherwise loses its rights to appraisal, or it is determined that such Common Stockholder does not have appraisal rights in accordance with Delaware Law. If after the Effective Time, such Common Stockholder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such Common Stockholder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Exchange Shares set forth in this Section 1. Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Parent and Company shall jointly participate in all negotiations and proceedings with respect to such demands except as limited by applicable Legal Requirements. Neither Parent nor Company will, except with prior written consent of the other, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

1.8          Exchange of Certificates.

(a)          Exchange Agent. Exchange Agent will process the exchange of Company Common Stock for Parent Common Stock as outlined herein upon written instructions from Parent.

(b)          Exchange Procedures. As a condition to Closing, Company will deliver to Parent the following items from each Company Stockholder: (i) an letter of transmittal in customary form as agreed upon by the Parties, (ii) an executed stock power (medallion guaranteed for U.S. residents) to cover the aggregate shares of Company Common Stock owned by each specific Company Stockholder, (iii) an executed Lock Up Agreement, in the form as attached hereto as Exhibit F, and (iv) an executed Form W-9 or W-8. Upon receipt by the Exchange Agent of such Company Stockholder documents, Parent shall cause the Exchange Agent, as promptly as reasonably practicable, to issue the Exchange Shares in certificate form or in non-certificated shares of Parent Common Stock represented by deposit into a book-entry account equal to the number of whole shares of Parent Common Stock that such Company Stockholder has the right to receive pursuant to the provisions of Section 1.6(a).

(c)          Non-Accredited Investors. Notwithstanding anything to the contrary in this Agreement, any record holder of a Company Stock Certificate at the Effective Time that is unable to deliver an accredited investor certificate certifying such record holder’s status as an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) may receive, at Parent’s election, cash instead of Exchange Shares, in an amount to be determined in good faith by the board of directors of Parent, upon payment of which the shares of Parent Common Stock otherwise deliverable to such holder will be returned by the Exchange Agent to Parent and canceled.

(d)          Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time will be paid to the Company Stockholder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such Company Stockholder has the right to receive in the Merger until such Company Stockholder complies with the terms of this Section 1.8, (at which time such Company Stockholder will be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(e)          Transfers of Ownership. If any shares of Parent Common Stock are to be issued in a name other than that in which the Company Stock Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Company Stockholder requesting such change will have paid to Parent, or any Person designated by it, any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the registered holder of the Company Stock Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f)          Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Company Stockholder or former Company Stockholder of such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9          Company Stock Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist; (b) all Company Stockholders of Company Common Stock outstanding immediately prior to the Effective Time will cease to have any rights as Company Stockholders, except each such Company Stockholder’s right to receive Exchange Shares; and (c) the stock transfer books of Company will be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock will be made on such Company stock transfer books after the Effective Time.

1.10        No Further Rights. The Exchange Shares delivered upon the surrender for exchange of Company Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.11        Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations and intend to file the statement required by Section 1.368-3(a) of the Treasury Regulations.

1.12        Additional Actions. If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Parent and Surviving Corporation and their proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of Parent and either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Parent, Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Parent, Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1          Organization and Qualification. Company is a Delaware corporation duly organized, validly existing and in good standing under the Legal Requirements of Delaware, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. As set forth on Schedule 2.1 of the Company Disclosure Schedules, Company is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Schedule 2.1 of the Company Disclosure Schedules, Company has no Subsidiaries and does not own any equity interest in any other Person.

2.2          Capital Structure.

(a)          The authorized Company Capital Stock consists of 80,000,000 shares of Company Common Stock, of which 6,660,678 shares are issued and outstanding as of the date of this Agreement, and 20,000,000 shares of Company Preferred Stock, of which zero shares are issued and outstanding as of the date of this Agreement. No shares of Company Preferred Stock have been designated into a specific series. No shares of Company Capital Stock are held in Company’s treasury. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b)          Except as set forth on Schedule 2.2(b) of the Company Disclosure Schedules: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) there are no outstanding bonds, debentures, notes or other indebtedness of Company having a right to vote on any matters on which the Company Stockholders have a right to vote; and (iii) there is no Contract to which Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of any shares of Company Capital Stock. Except as set forth on Schedule 2.2(b) of the Company Disclosure Schedules, Company is not under any obligation, and is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock.

2.3          Authority; Non-Contravention; Approvals.

(a)          Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholders’ Written Consent and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of the Company Requisite Vote is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and all other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)          The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company, (ii) subject to obtaining the Company Stockholders’ Written Consent, conflict with or violate any Legal Requirement applicable to Company, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Company or alter the rights or obligations of any third party thereunder, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the assets or properties of Company pursuant to, any Company Contract other than as disclosed in Section 2.3(b) on the Company Disclosure Schedule, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.4          Company Financial Statements; No Undisclosed Liabilities.

(a)          Company has made the Company Financials available to Parent. The Company Financials were prepared in accordance with GAAP consistently applied and in accordance with past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Company as of the dates, and for the periods, indicated therein.

(b)          Company has no material liabilities, obligations or commitments, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, in each case of the nature that would be required to be reflected in a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Company Financials as of the date of the Company Balance Sheet, and (ii) those which have been incurred in the ordinary course of business since the date of the Company Balance Sheet.

2.5          Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date of this Agreement, Company has conducted its business only in the ordinary course of business, and there has not been a Company Material Adverse Effect.

2.6          Taxes.

(a)          Each income and other material Tax Return that Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Company have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company. No extension of time with respect to any date on which a Tax Return was required to be filed by Company is in force (except routine extensions of not more than six months followed by timely filing within the extension period), and no waiver or agreement by or with respect to Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of Company other than liens for Taxes not yet due and payable, Taxes contested in good faith, or Taxes that are otherwise not material and are reserved against in the Company Financials. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company which has not been fully paid or adequately reserved or reflected in the Company Financials.

(b)          All material Taxes that Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c)          Company will not be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(d)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by Company with any taxing authority or issued by any taxing authority to Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to Company that are, or if issued would be, binding on Company.

(e)          Company is not a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). Company has no liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f)           Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(g)          Company does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. Company is not a “controlled foreign corporation” within the meaning of Section 957 of the Code or “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h)          Company has not participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(i)           Company is not (or has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j)           Company has no permanent establishment in any country other than the United States, as defined in any applicable Tax treaty between the United States and such other country or is otherwise subject to the taxing jurisdiction of a country other than the United States.

(k)          Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)           Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

2.7          Intellectual Property.

(a)          Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) Company owns or possesses, valid, exclusive licenses to, the entire right, title and interest in and to all material IP Rights used by it in its business and (ii) Company owns or possesses, or has the right or license to use, all of the material Intellectual Property used in its business as currently conducted without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.

(b)          Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) there are no pending Legal Proceedings alleging that Company is infringing, misappropriating or otherwise violating any IP Rights of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any IP Rights owned by Company and used in its business, and (b) Company has not received any written claim from any Person alleging that Company is infringing, misappropriating or otherwise violating any IP Rights of any Person, or that seek to limit or challenge the validity, enforceability, ownership or Company’s use of any IP Rights owned or licensed by Company and used in its business.

2.8          Compliance with Legal Requirements.

(a)          To Company’s knowledge, Company has not failed to comply with or is not in conflict with, or in default or in material violation of any Legal Requirement, in each case, except as would not reasonably be expected to result in a Company Material Adverse Effect. To Company’s knowledge, no material investigation or review by any Governmental Entity is pending or has been threatened against Company. There is no material judgment, injunction, Order or decree binding upon Company.

(b)          Company holds, to the extent required by any applicable Legal Requirement, all Company Permits which are material and necessary to the operation of the business of Company. No suspension or cancellation of any such Company Permit is pending or, to the knowledge of Company, threatened. Each such Company Permit is valid and in full force and effect, and Company is in compliance in all material respects with the terms of such Company Permits.

2.9          Legal Proceedings. Except as would not reasonably be expected to result in a Company Material Adverse Effect, to Company’s knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (a) against or by Company affecting any of its properties or assets; or (b) against or by Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

2.10        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission from Company in connection with the Merger or any of the other transactions contemplated by this Agreement.

2.11        Employee Benefit Plans.

(a)           The Company has previously disclosed to Parent a complete and accurate list of each material plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association”, under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Company or any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), (collectively, the “Company Employee Plans”).

(b)          Each Company Employee Plan is being, and has been, administered substantially in accordance with its terms and in material compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code). Company and each ERISA Affiliate are not in material default under or material violation of and have no knowledge of any material default or material violation by any other party to, any of Company Employee Plans.

2.12        Title to Assets; Condition of Equipment. Except as set forth on Schedule 2.12 of the Company Disclosure Schedules and except as would not reasonably be expected to result in a Company Material Adverse Effect, Company owns, and has good, valid and marketable title to, all tangible assets purported to be owned by it, including, free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable and (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Company.

2.13        Environmental Matters. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (a) Company is in compliance with all applicable Environmental Laws, (b) as of the date hereof, no claims are pending or, to the knowledge of Company, threatened against Company alleging a violation of or liability under any Environmental Law, and (c) to the knowledge of Company, no conditions exist at any of Company’s properties that would reasonably be expected to result in the owner or operator thereof incurring any material liability under any Environmental Law.

2.14        Labor Matters. The Company has previously provided to Parent a true, complete and correct list of all employees of Company along with their position, hire date and current base compensation. Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

2.15        Company Contracts. Company has previously made available to Parent an accurate and complete copy of each Company Contract. Neither Company, nor to Company’s knowledge, any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts. To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (a) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (b) give any Person the right to declare a default in any material respect under any Company Contract; or (c) give any Person the right to cancel, terminate or modify any Company Contract. Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.16        Insurance. Company maintains such Insurance Policies as are commercially reasonable for companies of the nature of Company, which Insurance Policies are listed in the Company Disclosure Schedule. To Company’s knowledge, such Insurance Policies are in full force and effect.

2.17        Exclusivity of Representations and Warranties; Reliance.

(a)          Except as expressly set forth herein, neither Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)          Parent and Merger Sub acknowledge and agree that, except as set forth herein, none of Parent, Merger Sub or any of their agents, employees or representatives is relying on any other representation or warranty of Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether expressed or implied, in each case with respect to the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to Company as follows (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Parent Disclosure Schedule by reference to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Parent SEC documents or other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty).

3.1          Organization and Qualification.

(a)          Each of the Acquiring Companies is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Legal Requirements of its jurisdiction of organization, as set forth on Schedule 3.1(a) of the Parent Disclosure Schedule, and has the power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Acquiring Companies is duly qualified or licensed to do business as a foreign corporation, as set forth on Schedule 3.1(a) of the Parent Disclosure Schedule, and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary.

(b)          Parent does not have, and has never, had any Subsidiaries other than Merger Sub, and Parent does not own, and has never owned, any equity interest in any other Person other than Merger Sub. None of the Acquiring Companies has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(c)          Parent has delivered or made available to Company a true and correct copy of the articles of incorporation (including any certificate of designations), bylaws or like organizational documents, each as amended to date, of each of the Acquiring Companies. None of the Acquiring Companies is in violation of any of the provisions of such organizational documents.

3.2          Capital Structure.

(a)          Parent has 75,000,000 shares of Parent Common Stock authorized, of which 57,600,000 shares are issued and outstanding as of the close of business on the day prior to the date hereof. Parent has no authorized shares of preferred stock. No shares of Parent Common Stock are held in Parent’s treasury. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(b)          Parent Disclosure Schedule includes a list detailing every Parent Stockholder and the number of shares of Parent Common Stock owned by such holder.

(c)          The shares of Parent Common Stock issuable as Exchange Shares, upon issuance on the terms and conditions contemplated in this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(d)          There is no existing option, warrant, call, right or contract to which Parent is a party requiring, and there are no equity interests in Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Parent Common Stock or other equity securities in Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Common Stock or other equity securities in Parent.

(e)          (i) None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Parent Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Common Stock. None of the Acquiring Companies is under any obligation or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities.

3.3          Authority; Non-Contravention; Approvals.

(a)          Parent has the requisite corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders’ Written Consent, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the Parent Stockholders’ Written Consent, the adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. The Parent Requisite Vote is the only vote necessary to adopt or approve the matters set forth in the Parent Stockholders’ Written Consent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company and the Company Stockholders, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

(b)          Parent’s board of directors, by resolutions duly adopted by the Written Consent of Parent’s sole director and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of Parent Stockholders, and (ii) resolved to recommend that Parent Stockholders approve the Parent Stockholders’ Written Consent. The board of directors of Merger Sub, by resolutions duly adopted by the Written Consent of Merger Sub’s sole director and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby. Immediately following the execution of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c)          The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholders’ Written Consent and compliance with the requirements set forth herein below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub, or (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract.

(d)          No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (iv) the filing of the Certificate to Accompany Restated Articles or Amended and Restated Articles and Amended and Restated Articles of Incorporation as set forth in Exhibit G, (v) such approvals as may be required under the rules and regulations of the OTC Pink Market, and (vi) the filings contemplated by Section 3.5.

3.4          Anti-Takeover Statutes Not Applicable. The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement. Sections 78.378 through 78.3793 of Nevada Law are inapplicable to this Agreement and the transactions contemplated hereby.

3.5          SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a)          All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements relating to Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC. As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. In Parent’s most recently filed Quarterly Report on Form 10-Q for period ended June 30, 2018, Parent’s management, concluded that as of June 30, 2018, Parent’s disclosure controls and procedures were not effective to provide reasonable assurance that information it is required to disclose in reports that it files under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s management, including its CEO and CFO, as appropriate, to allow timely decisions regarding disclosure. Known material weaknesses in Parent’s internal control over financial reporting are summarized as follows: As of June 30, 2018, Parent had limited employees and our CEO and CFO was responsible for initiating transactions, had custody of assets, recorded and reconciled transactions and prepared the quarterly financial reports without the sufficient segregation of conflicting duties normally required for effective internal control. Parent believes that the lack of segregation of duties is a material weakness in internal controls at June 30, 2018 affecting management’s ability to conclude that Parent’s disclosure controls and procedures were effective at the reasonable assurance level. While Parent plans to attempt to remediate the noted material weaknesses in the future, there is no assurance that it can remediate any control deficiencies in a timely manner.

(c)          The Parent Financials: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby.

(d)          Undisclosed Liabilities. Except as set forth in the Parent Disclosure Schedules, neither Parent nor Merger Sub has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise. Other than as disclosed in the Parent Disclosure Schedule, since June 30, 2018, there has not been: (i) any change by Parent in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in GAAP), (ii) any revaluation by Parent of any of its assets, including, without limitation, any write-down of the value of any assets exceeding $500, or (iii) any other action or event that would have required the consent of any other party hereto pursuant to this Agreement had such action or event occurred after the date of this Agreement.

3.6          Taxes.

(a)          Each of the income and other material Tax Returns that either Acquiring Company was required to file under applicable Legal Requirements: (i) have been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects. All material Taxes due and payable by Parent have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent. No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except routine extensions of not more than six months followed by timely filing within the extension period), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns). There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or Taxes that are otherwise not material and reserved against or reflected in the Parent SEC Documents. No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent which has not been fully paid or adequately reserved or reflected in the SEC Documents.

(b)          All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(c)          No Acquiring Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), or (vi) election under Section 108(i) of the Code.

(d)          No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company. There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on any Acquiring Company.

(e)          No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business). No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f)           Neither Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Parent).

(g)          Other than its direct interest in Merger Sub, Parent does not have any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other “business entity” for United States federal income tax purposes. Each Acquiring Company is and always has been a corporation taxable under subchapter C of the Code for United States federal income tax purposes and has had comparable status under the Legal Requirements of any state, local or non-U.S. jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h)          Neither Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(i)           Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j)           Neither Acquiring Company has a permanent establishment, as defined in any applicable Tax treaty between the United States and such other country or is otherwise subject to the taxing jurisdiction of a country other than the United States.

(k)          Neither Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)           Neither Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code. Neither Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

3.7          Intellectual Property.

(a)          (i) The Acquiring Companies exclusively own or possesses, valid, exclusive licenses to, the entire right, title and interest in and to all material IP Rights used by them in their business and (ii) the Acquiring Companies own or possess, or have the right or license to use, all of the material Intellectual Property used in their business as currently conducted without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.

(b)          (i) There are no pending Legal Proceedings alleging that an Acquiring Company is infringing, misappropriating or otherwise violating any IP Rights of a Person or that seek to limit or challenge the validity, enforceability, ownership or use of any IP Rights owned by the Acquiring Companies and used in their business, and (ii) the Acquiring Companies have not received any written claim from any Person alleging that they are infringing, misappropriating or otherwise violating any IP Rights of any Person, or that seek to limit or challenge the validity, enforceability, ownership or their use of any IP Rights owned or licensed by them and used in their business.

3.8          Compliance with Legal Requirements.

(a)          Each of the Acquiring Companies has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Legal Requirement, including any applicable Environmental Law. No investigation or review by any Governmental Entity is pending, or to the Knowledge of Parent, has been threatened, against any of the Acquiring Companies. There is no judgment, injunction, order or decree binding upon Parent.

(b)          Each of the Acquiring Companies holds, to the extent required by any applicable Legal Requirement, all Parent Permits which are necessary to the operation of the business of Parent. No suspension or cancellation of any such Parent Permit is pending or, to the Knowledge of Parent, threatened. Each such Parent Permit is valid and in full force and effect, and each Acquiring Company is in compliance in all material respects with the terms of such Parent Permits.

3.9          Legal Proceedings; Orders.

(a)          There is no pending Legal Proceeding, nor has there ever been any Legal Proceeding, and (to the Knowledge of Parent) no Person has ever threatened to commence any Legal Proceeding: (i) against or by any Acquiring Company affecting any of its properties or assets; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding.

(b)          There is no Order to which either of the Acquiring Companies, or any of the assets owned or used by either of the Acquiring Companies, is subject. To the Knowledge of Parent, no officer or other key employee of either of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of either of the Acquiring Companies.

3.10        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by an Acquiring Company in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Acquiring Companies.

3.11        Employee Benefit Plans. The Acquiring Companies do not administer, and have never administered, any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, unemployment benefits or other benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants, which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent.

3.12        Labor Matters. Neither of the Acquiring Companies have any employees. Neither Acquiring Company is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

3.13        Real Property. The Acquiring Companies do not own or hold, and have never owned or held, any real property or any interest in real property, including any leasehold.

3.14        Parent Contracts. Except as set forth on Schedule 3.14 in Parent Disclosure Schedules, neither Acquiring Company is a party to or is or has ever been bound by:

(a)          any employment agreement or Contract with an independent contractor or consultant (or similar arrangement) which is not cancellable without material penalty or without more than 90 days’ notice;

(b)          any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c)          any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between any Acquiring Company and any of its officers or directors;

(d)          any Contract limiting or purporting to limit the ability of Parent to compete in any line of business or with any Person or in any geographic area or during any period of time;

(e)          any agreement, Contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(f)           any mortgages, indentures, loans, credit agreements, security agreements or any other Contract or instrument relating to the borrowing of money or extension of credit;

(g)          any Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement;

(h)          any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(i)           any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate; or

(j)           any Contract that does not allow any Acquiring Company to terminate the Contract for convenience with no more than thirty (30) days’ prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

3.15        Insurance. No Acquiring Party is, or has ever been, a party to any Insurance Policy.

3.16        Interested Party Transactions. Except as set forth in the SEC Documents, no event has occurred during the past three (3) years that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

3.17        Disclosure. None of the representations or warranties of Parent contained herein, none of the information contained in the Parent Disclosure Schedule and none of the other information or documents furnished or to be furnished to Company by Parent or pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein, in light of the circumstance in which they were made, not misleading in any material respect.

3.18        Exchange Act Matters, Emerging Growth Company. Parent is an issuer identified in Rule 144(i)(1) of the Securities Act. Parent does not currently have, and has never had, any class of securities registered under the Exchange Act, nor has Parent ever been required to register a class of securities under the Exchange Act. Parent is an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012. The date of the first sale of common equity securities of Parent pursuant to an effective registration statement under the Securities Act of 1933 occurred in June 2017.

3.19        No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations, nor does it have any assets or liabilities, other than in connection with the transactions contemplated hereby.

3.20        Exclusivity of Representations and Warranties; Reliance.

(a)          Except as expressly set forth in this Article 3, no Acquiring Company or any Person on behalf of any Acquiring Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of any Acquiring Company or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)          Company acknowledges and agrees that, except as set forth in this Article 3, none of Company or any of its agents, employees or representatives is relying on any other representation or warranty of any Acquiring Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the transactions contemplated hereby.

ARTICLE 4

CONDUCT OF BUSINESS PENDING THE MERGER

4.1          Conduct of Company Business. During the Pre-Closing Period, Company agrees, except to the extent that Parent consents in writing, which will not be unreasonably withheld, conditioned or delayed, and except to the extent as necessary to effect the transactions contemplated by the Company Stockholders’ Written Consent, to carry on its business in the ordinary course of business. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the Parent Stockholders’ Written Consent, which will not be unreasonably withheld, conditioned or delayed, Company will not do any of the following:

(a)          amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)          issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Capital Stock;

(c)          redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (other than pursuant to a repurchase right in favor of Company with respect to unvested shares at no more than cost);

(d)          incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets);

(e)          declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its Company Common Stock, (ii) split, combine or reclassify any of its Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Company Capital Stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(f)           acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets;

(g)          take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(h)          make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(i)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business;

(j)          initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (in each case, except in connection with this Agreement); and

(k)          take, or agree in writing or otherwise to take, any of the actions described in this Section 4.1.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company’s operations prior to the Effective Time; (ii) prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and (iii) notwithstanding anything contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

4.2          Conduct of Parent Business. During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing, which will not be unreasonably withheld, conditioned or delayed, to carry on its business in the ordinary course of business. In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement, without obtaining the Company Stockholders’ Written Consent, which will not be unreasonably withheld, conditioned or delayed, none of the Acquiring Companies will do any of the following:

(a)          amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(b)          issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Parent Common Stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent Common Stock, or any other ownership interest (including, without limitation, any phantom interest);

(c)          redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock (except pursuant to the Common Stock Repurchase Agreement);

(d)          incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and (ii) dispositions of obsolete or worthless assets;

(e)          (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Parent Common Stock, (ii) split, combine or reclassify any Parent Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing;

(f)           (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets; (ii) enter into or amend any Parent Contract; or (iii) authorize any capital expenditures or purchase of fixed assets;

(g)          take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(h)          make or change any material tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

(i)           pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business;

(j)           enter into discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or incurred in the ordinary course of business;

(k)          initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration (in each case, except in connection with this Agreement); or

(l)           take, or agree in writing or otherwise to take, any of the actions described in this Section 4.2(a)-(k) above, or any action which would make any of the representations or warranties of such Party contained in this Agreement untrue or incorrect or prevent such Party from performing or cause such Party not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1          Information Letter:

(a)          Promptly following Company Board Consent, Company shall deliver to Company Stockholders a mailing (the “Information Letter”) which shall contain, among other things, a notice of the Company Stockholder’s Written Consent pursuant to Section 228(e) of Delaware Law and applicable notices pursuant to Section 262 of Delaware Law.

(b)          In addition, the Information Letter shall constitute a disclosure document for the exchange and issuance of the shares of Parent Common Stock pursuant to this Agreement. Company and Parent shall each use commercially reasonable efforts to cause the Information Letter to comply with federal and state securities laws requirements. Each of Parent and Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Letter, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Letter.

5.2          [Reserved.]

5.3          Access to Information; Confidentiality. From the date of this Agreement until the earlier of the Effective Time, or the termination of this Agreement in accordance with Article 7, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other Party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information could adversely affect the attorney-client privilege between it and its counsel. Each Party will not, and shall cause its Affiliates and Representatives not to, disclose to any third party, and shall keep confidential, such information and any other information in its possession regarding any of the Parties hereto, in each case, except to the extent (a) such information is generally available to the public through no fault of such Party or any of its Representatives or (b) disclosure is required by applicable Legal Requirements.

5.4          Regulatory Approvals and Related Matters.

(a)          As promptly as practicable, each Party will file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Each of Parent and Company will notify the other Party promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the transactions contemplated by this Agreement. Each of Parent and Company will give the other Party prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, will keep the other Party reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other Party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)          Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 5.4(b), each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 6, consummate the Merger and make effective the other transactions contemplated by this Agreement (provided that no party will be required to waive any of the conditions set forth in Article 6, as applicable, to its obligations to consummate the Merger and the other transactions contemplated by this Agreement).

5.5          Director Indemnification and Insurance.

(a)           From and after the Effective Time, Parent will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify the present and former directors and officers of Company and Parent and their heirs, executors and assigns; provided, however, that Company directors and officers who become directors and officers of the Surviving Corporation will enter into the Surviving Corporation’s standard indemnification agreement which will supersede any other contractual rights to indemnification. The certificate of incorporation and/or bylaws of the Surviving Corporation will contain provisions relating to the indemnification and elimination of liability for monetary damages at least as favorable as the provisions set forth in the articles of incorporation of Company.

(b)          This Section 5.5 will survive any termination of this Agreement, and the consummation of the Merger at the Effective Time is intended to benefit Company, the Surviving Corporation and the Parties indemnified hereby (each of whom is a third-party beneficiary of this Agreement with respect to this Section 5.5). and will be binding on all successors and assigns of the Surviving Corporation.

5.6          Notification of Certain Matters. To the extent any of the following would reasonably be expected to result in the failure to be satisfied of any condition set forth in Article 6, Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 will not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; and provided, further, that failure to give such notice will not be treated as a breach of covenant for the purposes of Sections 4.2(a) and 4.3(a) unless the failure to give such notice results in material prejudice to the other Party.

5.7          Public Announcements. Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed.

5.8          Conveyance Taxes. Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

5.9          Exclusive Dealing. From the date hereof until the Effective Time or termination of this Agreement in accordance with Article 7, neither Parent nor Company shall, nor shall either of them authorize or permit any of its officers, directors, employees, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, take any action to solicit, initiate, knowingly facilitate or encourage the submission of any Acquisition Proposal, engage in any discussions or negotiations with any third party regarding an Acquisition Proposal or enter into any agreement with respect to an Acquisition Proposal.

5.10        Company and Parent Disclosure Schedules. Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been hereafter rendered inaccurate thereby promptly following discovery thereof. Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for any purpose. Provided that such information (i) will not be deemed to have amended or supplemented the applicable Disclosure Schedules for purposes of the conditions to Closing set forth in Section 6 or a Party’s ability to terminate this Agreement pursuant to Article 7, (ii) cannot amend or supplement a Disclosure Schedule so as to cure a breach in effect as of the date of this Agreement, but may update for current or new matters, but not for matters that were known, or should reasonably have been known, prior to the date of this Agreement.

5.11        Tax Matters.

(a)          Parent, Merger Sub and Company shall use their respective reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b)          Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.12        Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such expenses, whether or not the Merger is consummated (provided, however, that if the Merger is consummated, such fees and expenses will be paid by such Party out of its own cash on hand prior to the Effective Time).

ARTICLE 6

CONDITIONS TO THE MERGER

6.1          Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger and to consummate the transactions contemplated hereby will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby, will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger or any of the other transactions contemplated hereby illegal.

(b)          Stockholder Approvals. Each of the Company Stockholders’ Written Consent, Merger Sub Stockholder Written Consent, and Parent Stockholders’ Written Consent shall have been obtained.

6.2          Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger and to consummate the transactions contemplated hereby are also subject to the following conditions:

(a)          Representations and Warranties. The representations and warranties of Company contained in this Agreement will be true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which will remain true and correct as of such date), except for such failures to be true and correct as would not reasonably be expected to constitute a Company Material Adverse Effect. Parent will have received a certificate to such effect signed by an officer of Company.

(b)          Agreements and Covenants. Company will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing. Parent will have received a certificate to such effect signed by an officer of Company.

(c)          Company Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company having caused a Company Material Adverse Effect.

(d)          Other Deliveries. Parent shall have received (i) a certificate dated as of the Closing Date, duly executed by the Secretary of Company on behalf of Company, certifying as to (A) an attached copy of Company’s certificate of incorporation and stating that it has not been amended, modified, revoked or rescinded, (B) an attached copy of Company’s bylaws and stating that they have not been amended, modified, revoked or rescinded and (C) the Company Board Consent resolutions have not been amended, modified, revoked or rescinded, (ii) a good standing certificate of Company from the Secretary of State of the State of Delaware, dated as of a date not more than five (5) Business Days prior to the Closing Date, and (iii) all documents required by the Company Stockholder Exchange Letter.

6.3          Additional Conditions to Obligations of Company. The obligation of Company to effect the Merger and to consummate the other transactions contemplated hereby is also subject to the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement will be true and correct as of the date hereof and as of the Closing Date, with the same force and effect as if made as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, which will remain true and correct as of such date), except for such failures to be true and correct as would not reasonably be expected to constitute a Parent Material Adverse Effect. Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b)          Agreements and Covenants. Parent and Merger Sub will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Company will have received a certificate to such effect signed by an officer of Parent.

(c)          Parent Material Adverse Effect. Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of any Acquiring Company having caused a Parent Material Adverse Effect.

(d)          Company Appointees. (i) Each of Eric Brock (Chair), Stewart Kantor, Derek Reisfield, Richard Cohen, and Richard Silverman shall have been elected to the board of directors of Parent, and (ii) Eric Brock shall have been appointed as Chief Executive Officer and Stewart Kantor shall have been appointed as President and Chief Financial Officer of Parent.

(e)           Common Stock Repurchase Agreement. The Common Stock Repurchase Agreement will be in full force and effect, and the Parties thereto will be ready, willing and able to consummate the transactions contemplated thereby, immediately after the Effective Time.

(f)           Line of Credit. The Line of Credit will be in full force and effect, and the Parties thereto will be ready, willing and able to consummate the transactions contemplated thereby, immediately after the Effective Time.

(g)          Other Deliveries. Company shall have received (i) a certificate dated as of the Closing Date, duly executed by the Secretary of Parent on behalf of Parent, certifying as to (A) an attached copy of Parent’s articles of incorporation and stating that it has not been amended, modified, revoked or rescinded, (B) an attached copy of Parent’s bylaws and stating that they have not been amended, modified, revoked or rescinded and (C) the Parent Board Consent have not been amended, modified, revoked or rescinded, and (ii) a good standing certificate of Parent from the Secretary of State of the State of Nevada, dated as of a date not more than five (5) Business Days prior to the Closing Date.

ARTICLE 7

TERMINATION

7.1          Termination. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the Company Stockholders and Parent Stockholders:

(a)          by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b)          by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby;

(c)          by Company if the Company has not received the Parent Board Consent, Parent Shareholder Written Consent, Merger Sub Board Consent and Merger Sub Shareholder Written Consent within one business day following the execution of this Agreement and has not been obtained by the time that Company delivers a written notice of termination pursuant to this Section 7.1.

7.2          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void, except that Section 5.3 (with respect to confidentiality provisions only), 5.7, and 5.12, this Section 7.2 and Article 8 shall survive such termination; provided that nothing herein shall relieve Parent, Merger Sub or Company of any liability for any willful breach of this Agreement prior to the effective date of termination.

ARTICLE 8

GENERAL PROVISIONS

8.1          Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given (a) when delivered or sent if delivered in person, (b) on the third (3rd) Business Day after dispatch by registered certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained other than by an automatically-generated reply), in each case as follows:

(a)	If, prior to the Effective Time, to Parent or Merger Sub:

Zev Ventures Incorporated

Attn: Eric Brock, President and CEO

396 Washington Street, Suite 272

Wellesley, MA 02481-6209

303-229-8538-phone

ebrockpm@gmail.com

With a copy to:

Jody M. Walker, Esq.

J.M. Walker & Associates

Attorneys At Law

7841 South Garfield Way

Centennial, CO 80122

Phone: (303) 850-7637

Fax: (303) 482-2731

Email: jmwlkr85@gmail.com

(b)	If to Company, or, after the Effective Time, to Parent or the Surviving Corporation:

Ondas Networks Inc.

687 N. Pastoria Avenue

Sunnyvale, CA 94085

Attn: Stewart Kantor, President and CEO

Phone: (888) 350-9994

Fax: (408) 300-5750

Email: stewart.kantor@ondas.com

With a copy to:

Gerald Brounstein, Esq.

Phone:

Fax:

Email:

8.2          Amendment. This Agreement may be amended by a written instrument executed by Parent and Company pursuant to action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders’ Written Consent or the Parent Stockholders’ Written Consent, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

8.3          Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.5          Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.6          Successors and Assigns. This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); and (d) the Company Stockholders. This Agreement will inure to the benefit of: (i) Company; (ii) Parent; (iii) Merger Sub; and (iv) the respective successors and assigns (if any) of the foregoing. No Party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto.

8.7          Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.5 (which is intended to be for the benefit of the Parties indemnified thereby and may be enforced by such Parties).

8.8          Waiver. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. At any time prior to the Effective Time, any Party hereto may, with respect to any other Party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

8.9          Remedies Cumulative; Specific Performance. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. Each Party to this Agreement agree that, in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Agreement: (a) such Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

8.10        Governing Law; Venue; Waiver of Jury Trial.

(a)          This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)          Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the State of Nevada. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of Nevada in connection with any such action, suit or Legal Proceeding; (ii) agrees that Nevada will be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of Nevada, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by a Nevada court.

(c)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.11        Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.11 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

8.12        Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts and by facsimile or electronic (i.e, PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.13        Cooperation. Each Party hereto agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14        Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)          The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first written above.

ZEV VENTURES INCORPORATED

By:	/s/ Eric Brock
Eric Brock
Chief Executive Officer

ZEV MERGER SUB, INC.

By:	/s/ Eric Brock
Eric Brock
Chief Executive Officer

ONDAS NETWORKS INC.

By:	/s/ Stewart Kantor
Stewart Kantor
Chief Executive Officer